Exhibit 10.8

PARTICIPATION AGREEMENT

BY

AND

BETWEEN

SYNTROLEUM INTERNATIONAL CORPORATION

AND

DORSET GROUP CORPORATION

CONFIDENTIAL

i

CONFIDENTIAL

ii

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PARTICIPATION AGREEMENT

This Participation Agreement (this “Agreement”) is made as of the 11th day of April, 2005 (the “Effective Date”) by and between Syntroleum International Corporation (“Operator” or “Syntroleum”), a Delaware corporation, and Dorset Group Corporation (“Dorset Group”), a corporation existing under the laws of Panama (the “Initial Participant”). Syntroleum and the Initial Participant, along with any Additional Participants who join this Agreement in accordance with Section 13.9, are each individually referred to as a “Party” and collectively referred to as the “Parties”.

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WHEREAS, Syntroleum and certain of its Affiliates (the “Syntroleum Group”) are in the business of developing remote and/or stranded natural gas fields; and

WHEREAS, the Syntroleum Group is the developer, owner, user and licensor of the “Syntroleum Process” (the “Technology”), a proprietary process for converting natural gas (or synthesis gas from coal) into synthetic liquid hydrocarbons; and

WHEREAS, the Participants desire to provide funds to Syntroleum to be used to evaluate investment opportunities, conduct oil and gas project development activities, and to acquire interests in oil and gas properties with previously discovered reserves, and not to conduct wildcat exploration activities (collectively, “Venture Activities”).

NOW, THEREFORE, in consideration of the foregoing and the promises and mutual covenants made in this Agreement, it is agreed as follows:

ARTICLE 1 - Definitions

When used in this Agreement, the following terms shall have the respective meanings assigned to them in this Article 1 or in the sections or subsections referred to below:

“Additional Commitment” is defined in Section 2.1.

“Additional Participant” is defined in Section 2.1.

“Accredited Investor” is defined in Section 11.1(b)(vi).

“Affiliate” means, as to the Person specified, any Person controlling, controlled by or under common control with such specified Person. The concept of control, controlling or controlled as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise. No Person shall be deemed an Affiliate of any Person by reason of the exercise or existence of rights, interests or remedies under this Agreement.

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“Agreement” means this Agreement as originally executed or as may from time to time be supplemented or amended.

“AIPN” means the Association of International Petroleum Negotiators.

“Annual Forecast” is defined in Section 4.3.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination by any Governmental Entity having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including all of the terms and provisions of the common law of such Governmental Entity), as interpreted and enforced at the time in question.

“Business Day” means any Day which is not a Saturday, Sunday or legal holiday recognized by the United States of America.

“Capital Call” is defined in Section 2.3.

“Change-in-Control” means a transfer or series of transfers (whether voluntarily or by operation of law, including, by merger, amalgamation or dissolution (each of which is deemed a transfer by operation of law for the purposes of this Agreement)) of any of the outstanding voting interests of a Person (or any of the outstanding voting interests of any Person directly or indirectly holding a majority of the outstanding voting interests in such Person are transferred in such manner) to any Person other than an Affiliate controlled by, or under common control with, such Person as of the Effective Date.

“Claim” is defined in Section 7.4.

“Closing” is defined in Section 2.2.

“Commitment” is defined in Section 2.1.

“Cure Period” is defined in Section 12(a).

“Day” means a calendar day.

“Defaulting Party” is defined in Article 12.

“Dollars” or “$” shall mean the currency of the United States of America.

“Effective Date” is defined in the preamble of this Agreement.

“Funds” means funds denominated in Dollars paid by the Participants hereunder in accordance with the Commitment.

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“Governmental Entity” means any federal, tribal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Indemnified Person” is defined in Section 7.4.

“Initial Commitment” is defined in Section 2.1.

“Initial Participant” is defined in the preamble.

“Investment Period” is defined in Section 2.3.

“Participants” is defined in Section 2.1.

“Participants Working Interest” is defined in Section 5.1

“LCIA” means London Court of International Arbitration.

“Non-Defaulting Party” is defined in Article 12.

“Operator” is defined in the preamble of this Agreement.

“Parties” is defined in the preamble of this Agreement.

“Party” is defined in the preamble of this Agreement.

“Person” means an individual, corporation, limited liability company, partnership, association, joint stock company, business trust, agency, Governmental Entity or other entity.

“Project” is defined in Section 4.3.

“Project Expenses” means all costs and expenses of Operator in performing its obligations hereunder or otherwise in connection with Venture Activities, including without limitation, the salaries and overhead of the geologic and geophysical team evaluating stranded gas investment opportunities, typical geologic and geophysical expenses such as the acquisition, processing and interpretation of seismic and other data and the development of engineering analyses to determine the feasibility of any project, reservoir engineering studies and engineering, procurement and construction feasibility studies and expenses associated with these activities, such as travel and legal and accounting analysis; as well as expenses associated with the evaluation of investment opportunities and the acquisition of interests in oil and gas properties, such as travel and legal and accounting analysis.

“Rules” is defined in section 13.8(a)(i).

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“SEC” is defined in Section 11.1(b)(vi).

“Securities” is defined in Section 11.1(b)(iv).

“Securities Act” is defined in Section 11.1(b)(iii).

“Syntroleum” is defined in the preamble.

“Syntroleum Group” is defined in the second recital of this Agreement

“Technology” is defined in the second recital of this Agreement.

“Term” is defined in Section 8.1.

“Venture Activities” is defined in the third recital of this Agreement.

ARTICLE 2 - Capital Commitment

Section 2.1. Commitment. Initial Participant hereby commits no less than forty million Dollars ($40 million) to Syntroleum (the “Initial Commitment”). Initial Participant agrees to use its commercially reasonable efforts, and in doing so comply with its obligations under Section 11.1(b)(iii), to obtain additional capital commitments following the Effective Date, provided that Syntroleum shall have the right to approve the Person(s) agreeing to contribute such additional capital and the amount of each such commitment, such approval not to be unreasonably withheld, and that Syntroleum shall have the right to obtain additional capital commitments from Persons other than the Initial Participant (each such additional commitment, an “Additional Commitment,” and all of which, together with the Initial Commitment, the “Commitment”) (each such Person, an “Additional Participant” and collectively with the Initial Participant, the “Participants”).

Section 2.2. Closing. The Initial Participant shall pay three percent (3%) of the Initial Commitment to Syntroleum in accordance with the wire transfer instructions set forth in Section 13.2 ten (10) Days after the Effective Date (the “Closing”). Each Additional Participant shall pay three percent (3%) of its Additional Commitment within ten (10) Days of its becoming a Party.

Section 2.3. Capital Calls. Subject to Section 3.4 and any other applicable provisions herein, Operator may make calls for funding (each, a “Capital Call”) of the remainder of the Commitment from time to time after the Closing through the sixth (6th) anniversary of the Closing (the “Investment Period”). The Capital Calls made in a particular twelve month period shall be in accordance with the approved Annual Forecast for such twelve month period. Each Participant shall remit the Funds necessary to meet its pro rata share of each Capital Call within ten (10) Business Days of its notice thereof. At the end of the Investment Period, any uncalled balance of the Commitment will be canceled, except to the extent necessary to complete Projects in progress or to pay Project Expenses.

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ARTICLE 3 - Venture Activities

Section 3.1. Projects. Operator shall use the Funds to identify, acquire and develop Projects which would qualify as Venture Activities and pay all Project Expenses associated therewith. Unless prohibited from doing so by the third party offering Operator the potential Project, Operator shall offer to the Participants the right to include each potential project as a Venture Activity. Such offer to the Participants shall be through the approval of the Annual Forecast, or, if a Project arises after the approval of an Annual Forecast, through the approval of an amendment to the most recent Annual Forecast. If an Participant elects not to approve the acquisition of any such potential project, Operator shall be free to participate in such project independent of such Participant. Upon Operator’s request, the Participants shall promptly execute a reasonable and customary joint operating agreement, with the understanding that a joint operating agreement substantially similar to the then current AIPN model international joint operating agreement is hereby deemed reasonable and customary, and such other reasonable and customary agreements to govern the Parties’ rights and responsibilities with respect to each Project. The Participants acknowledge and agree that Operator shall lead all Project-related negotiations and be solely responsible for identifying opportunities for Projects.

Section 3.2. Site License. If Operator elects to pursue a Project having a gas-to-liquids component, Operator shall cause Syntroleum Corporation to enter into negotiations with the Project participants which negotiations shall be intended to result in the execution of a non-exclusive, non-transferable site license to such Project, provided that, such license shall not terminate as a result of any otherwise permitted farm-in in connection with the Project.

Section 3.3. Restrictions on the Commitment. Except as otherwise approved in an Annual Forecast,

(a) no more than fifty percent (50%) of the Commitment shall be invested in producing oil and gas properties;

(b) no more than twenty-five percent (25%) of the Commitment shall be invested in any single Project; and

(c) no more than fifteen percent (15%) of the Commitment shall be invested in any stranded gas project that does not contain property with an identified oil and/or gas accumulation.

Section 3.4. Participant Approval. If any prospective project requires an investment in excess of the restrictions stated in Section 3.3 and is in excess of the then applicable Annual Forecast, or which is in a country not identified in the approved Annual Forecast, Syntroleum shall seek the approval of the Participants before making such an investment. If an Participant elects not to approve any such investment, Syntroleum shall be free to participate in the project independent of such Participant.

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ARTICLE 4 - Operator’s Obligations and Duties

Section 4.1. Performance of Obligations. Operator shall, in its sole discretion, select and assign its employees or employees of its Affiliates, contractors, or subcontractors to perform its obligations hereunder and shall, in its sole discretion, select farmors in accordance with Section 5.3.

Section 4.2. Standard of Care. Operator hereby warrants that it shall perform its obligations hereunder in good faith, consistent with standard practices in the international oil and gas industry, PROVIDED THAT, NOTWITHSTANDING ANYTHING ELSE SET FORTH IN THIS AGREEMENT, OPERATOR IS NOT GUARANTYING ANY RETURN ON ANY VENTURE ACTIVITIES, OR THE PERFORMANCE OF ITS CONTRACTORS, SUBCONTRACTORS OR FARMORS. OPERATOR’S OBLIGATIONS UNDER THIS AGREEMENT SHALL BE EXCUSED, AND THE PARTICIPANTS RELEASE OPERATOR FROM ANY LIABILITY, TO THE EXTENT OPERATOR IS UNABLE TO PERFORM THOSE OBLIGATIONS, WHOLLY OR IN PART, BECAUSE OF THE NON-PERFORMANCE, INADEQUATE PERFORMANCE, FAULTY PERFORMANCE OR OTHER FAILURE OR BREACH OF ANY OF ITS EMPLOYEES OR EMPLOYEES OF ITS CONTRACTORS, SUBCONTRACTORS, OF ANY FARMOR OR OF AN PARTICIPANT.

Section 4.3. Meeting and Reports. The Parties shall have an annual meeting during which the Operator shall review the status of projects for which any Funds have been invested (each, a “Project”) and shall provide a review of possible expenditures of Funds for the next twelve month period (the “Annual Forecast”). The Annual Forecast for the next twelve month period shall be approved by the Parties at each annual meeting. In addition, the Operator shall provide a quarterly written report providing an update on all Projects and shall provide a summary of Funds spent in the quarter covered by the report.

ARTICLE 5 - Working Interest

Section 5.1. Participant Working Interest. Syntroleum shall grant the Participants twenty percent (20%) of the working interest acquired by Syntroleum in each Project which shall be divided pro rata between the Participants participating in such Project (the “Participants Working Interest”).

Section 5.2. Preferential Right. As more fully described in Section 6.2, each Participants Working Interest shall carry a preferential right to receive payments equal to the amount of the Funds invested in such Project prior to any other distribution.

Section 5.3. Farm-out. The Operator may elect to farm-out to third Persons a portion of any Project. In such circumstances, each Participant may elect to (i) retain its share of the Participants Working Interest and not farm-out such interest to such third Persons, or (ii) join the Operator and farm-out on a pro rata basis.

(a) If the Participants elect to participate in a farm-out, any overriding royalty interests, cash bonuses or other consideration earned in connection with a farm-out shall be allocated eighty percent (80%) to Syntroleum and twenty percent (20%) to the Participants, provided that such amount shall be proportionately reduced if an Participant elects not to participate.

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(b) If an Participant elects not to participate in a farm-out, (i) any overriding royalty interest received in the farm-out process shall be retained by Syntroleum but any revenues from such overriding royalty interest shall be subject to the allocation of revenues procedures set forth in Article 6 and (ii) such Participant shall participate as a working interest owner and be required to bear its proportionate share of all costs associated with the farm-out, including any drilling operations.

ARTICLE 6 - Allocation of Revenues

Section 6.1. Cash Reserves. Cash proceeds generated from Projects generally shall be paid to the Parties as soon as practicable after receipt thereof; provided that, the Operator may retain cash reserves which it deems prudent to meet future Project Expenses.

Section 6.2. Cash Proceeds. Net cash proceeds received from Syntroleum’s share of any Project, including cash signature bonuses and cash bonuses related to first production attributable to the farming out of any Project, or net revenues from the sale of production attributable to Syntroleum’s working interest or overriding royalty interests in a Project, less the payment of any operating expenses and maintenance capital expenditures, taxes, royalties or other payments to a Governmental Entity required by Applicable Law or contract attributable to Syntroleum’s working or overriding royalty interests, shall be paid as follows:

(a) first, one hundred percent (100%) to the Participants proportionately until they each have received an amount equal in value to eighty percent (80%) of the sum of each Participant’s individual cost basis in all of the then existing Projects in which such Participant participated;

(b) second, one hundred percent (100%) to the Participants proportionately until they each have received an amount equal in value to a return of ten percent (10%) per annum (compounded annually) on eighty percent (80%) of the sum of each Participants’s individual cost basis in all of the Projects in which such Participant participated; and

(c) third, one hundred percent (100%) to Syntroleum.

By way of illustration, if (i) Syntroleum and the Participants in year one of the Investment Period agree to pursue two Projects, A and B, in the Annual Forecast and spend $5 million in pursuit of Projects A and B but do not acquire any working interest in Projects A and B, and (ii) in year two of the Investment Period Syntroleum and the Participants agree to pursue Project C in the Annual Forecast and spend $5 million in pursuit of such Project C and acquire one hundred percent (100%) of the working interest, then from the net cash proceeds from Syntroleum’s eighty percent (80%) working interest in Project C through farm-out or sale of production as set forth above, the Participants would receive

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$8,800,000 ($8,000,000 pursuant to Section 6.2(a) and $800,000 under Section 6.2(b)) in addition to any monies due them from the farm-out or sale of production from the Participants’s twenty percent (20%) working interest.

ARTICLE 7 - Indemnities

Section 7.1. GENERAL INDEMNITY BY PARTICIPANTS. THE PARTICIPANTS HEREBY RELEASE AND SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS THE SYNTROLEUM GROUP ON A PRO RATED BASIS ACCORDING TO THE PROPORTION OF EACH SUCH PARTICIPANT’S CONTRIBUTION RELATIVE TO THE TOTAL COMMITMENT FROM AND AGAINST ANY AND ALL DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT EXCEPT TO THE EXTENT THAT ANY SUCH DAMAGES ARISE OUT OF OR RELATE TO THE FRAUD OR WILLFUL MISCONDUCT OF OPERATOR.

Section 7.2. GENERAL INDEMNITY BY OPERATOR. SYNTROLEUM HEREBY RELEASES AND SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS THE PARTICIPANTS FROM AND AGAINST ANY AND ALL DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT TO THE EXTENT THAT ANY SUCH DAMAGES ARISE OUT OF OR RELATE TO THE FRAUD OR WILLFUL MISCONDUCT OF SYNTROLEUM GROUP.

Section 7.3. SCOPE OF INDEMNITIES, RELEASES AND ALLOCATIONS OF LIABILITY.

(a) THE INDEMNITIES, RELEASES AND ALLOCATIONS OF LIABILITY IN THIS ARTICLE 7 ARE WITHOUT REGARD TO THE CAUSES OF DAMAGES, INCLUDING THE NEGLIGENCE OF ANY INDEMNIFIED OR RELEASED PERSON, WHETHER SUCH NEGLIGENCE IS SOLE, JOINT, CONTRIBUTING, COMPARATIVE OR CONCURRENT, OR ACTIVE OR PASSIVE, OR THE STRICT LIABILITY OF ANY INDEMNIFIED OR RELEASED PERSON. OPERATOR AND THE PARTICIPANTS SHALL EACH CAUSE THEIR RESPECTIVE INSURERS TO WAIVE ALL EXPRESS AND IMPLIED RIGHTS OF SUBROGATION AGAINST THE OTHER PARTY.

(b) IN THE EVENT THAT ANY INDEMNITY PROVISIONS IN THIS AGREEMENT ARE CONTRARY TO APPLICABLE LAW, THEN THE INDEMNITY OBLIGATIONS HEREUNDER SHALL BE APPLIED TO THE MAXIMUM EXTENT ALLOWED BY APPLICABLE LAW. EACH PARTY ACKNOWLEDGES SPECIFIC PAYMENT OF $10 AS LEGAL CONSIDERATION FOR THE INDEMNITY OBLIGATIONS SET FORTH IN THIS AGREEMENT.

(c) THE PARTIES ACKNOWLEDGE AND AGREE THAT THE WAIVERS, RELEASES, INDEMNITIES AND DEFENSES UNDER THIS AGREEMENT BENEFITING EACH PARTY ARE APPROPRIATE AND FAIR AND CONSPICUOUS.

Section 7.4. Indemnity Procedure. Any Person entitled to indemnification under this Article 7 (the “Indemnified Person”) shall promptly notify each indemnifying Party in writing of any claim for damages (“Claim”) and each indemnifying Party shall have the right to assume the investigation and defense of the Claim, including employing

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legal counsel. If an indemnifying Party does not promptly assume the investigation and defense of the Claim, the Indemnified Person may do so, including employing legal counsel of its choice, at each indemnifying Party’s expense. In any case, each indemnifying Party shall pay or reimburse the Indemnified Person for all court costs, attorneys’ fees and experts’ fees relating to the Claim and post any appeals bonds, provided that no Indemnified Person shall be entitled to a double recovery of such costs and expenses. If an indemnifying Party assumes the defense of a Claim, the Indemnified Person has the right to employ at its expense separate legal counsel and participate in the defense of the Claim. The foregoing notwithstanding, if the Indemnified Person reasonably determines that there may be a conflict of interest between such Indemnified Person and an indemnifying Party with respect to any Claim, then such Indemnified Person shall be entitled to retain separate counsel of its choice, at the indemnifying Party’s expense. No indemnifying Party shall be liable for any settlement of a Claim without its written consent to the settlement, such consent not to be unreasonably withheld or delayed. If an Indemnified Person fails to perform any of its obligations under this Section 7.4 and the failure prejudices an indemnifying Party in its defense of a Claim, the indemnifying Party’s obligation to indemnify shall remain in effect but shall be reduced to the extent, if any, that it is so prejudiced. To prevent double recovery of damages, the Indemnified Person shall reimburse the indemnifying Party for payments or costs paid to or on behalf of the Indemnified Person pursuant to an indemnity claim with the proceeds of any judgment, insurance, bond, surety or other recovery by the Indemnified Person for the indemnified claim.

ARTICLE 8 - Commencement and Duration

Section 8.1. Term of Agreement . This Agreement shall become effective on the Effective Date and shall continue thereafter until the end of the Investment Period except as otherwise provided in Section 2.3, Article 12, and Section 13.2 (the “Term”).

Section 8.2. Liabilities and Obligations Subsequent to Termination . Upon termination of this Agreement, all duties and obligations created by this Agreement shall terminate as of the date of such termination, with the exception of (i) the obligations set forth in Article 9, (ii) either Party’s obligation to pay the other Party for any liability accrued or currently owed, and (iii) the provisions of Article 7, Article 10, Article 11 and Sections 13.7 and 13.8.

Section 8.3. No Obligation to Redeem . The Operator shall have no obligation to redeem or liquidate any Participant’s interests in any Project upon termination of this Agreement or at any other time.

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ARTICLE 9 - Ownership of Documents, Information

and Inventions and Confidential Information

Section 9.1. Technical Information; Ownership and Use Rights.

(a) Operator does not convey, nor does any Participant obtain, any right in any processes, products, methodologies, programs, systems, data or materials developed, utilized or provided by Operator in connection with Venture Activities that were developed outside of this Agreement, including the Technology.

(b) For the sake of clarity, as between the Parties, Operator owns all rights, title, and interest in and to the Technology. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Operator, or on behalf of Operator, during the course of this Agreement shall belong exclusively to Operator.

Section 9.2. Confidential Information. Neither this Agreement nor information or documents that come into the possession of a Party or its Affiliates by means of the other Party or its Affiliates in connection with the performance of this Agreement may be used or communicated to Persons (other than the Parties and their Affiliates) without the mutual written agreement of the Parties, except that either Party shall have the right to disclose such information or documents without obtaining the other Party’s prior consent in any of the situations described below:

(a) to accountants, other professional consultants or underwriters, provided such disclosure is solely to assist the purpose for which the aforesaid were so engaged and further provided that such Persons agree to hold such information or documents under terms of confidentiality equivalent to this Section 9.2, and for the benefit of the Parties;

(b) to legal counsel, provided such disclosure is solely to assist the purpose for which the aforesaid were so engaged;

(c) to the arbitrators in accordance with the Rules in connection with an arbitration pursuant to Section 13.8;

(d) if required by any court of law or any Applicable Law or if requested by a Governmental Entity having or asserting jurisdiction over a Party and having or asserting authority to require such disclosure in accordance with that authority, or pursuant to the rules of any recognized stock exchange or agency established in connection therewith; and

(e) to the extent any such information or document has entered the public domain other than through the fault or negligence of the Party (including any of its Affiliates, agents or representatives) making the disclosure.

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ARTICLE 10 - Acknowledgement and Relationship of the Parties

Each Participant understands and agrees that (a) in its performance of this Agreement, Operator is not acting as the agent or legal representative of such Participant or in any other fiduciary capacity with respect to such Participant, (b) neither Operator nor its Affiliates shall be prohibited or limited in any way from developing, constructing, owning, operating, managing or investing in or offtaking from (in each case, for its or their own account) any project even if such project compete(s) with a Project or is(are) in the same geographic region as a Project, and (c) those activities described in item (b) of this sentence undertaken by Operator or one of its Affiliates on its own behalf in no way constitute a breach of, or create or modify any duty or obligation by Operator under, this Agreement. Operator’s relationship to each Participant under this Agreement is strictly a contractual arrangement on the terms and conditions set forth in this Agreement and the transactions contemplated herein and the rights provided hereunder, including the Venture Activities and the investments in the Projects, are not intended to constitute securities pursuant to Applicable Law. Except as otherwise set forth herein, no Party shall have the right, power or authority to assume, create or incur any liability or obligation, express or implied, against, in the name of, or on behalf of any other Party, or to enter into any agreement or undertaking for, or act as or be an agent or legal representative of, or otherwise bind, any other Party. This Agreement shall not be interpreted or construed to (a) create an association, joint venture or partnership between the Parties or (b) impose any partnership obligation or liability on any Party.

ARTICLE 11 - Representations and Warranties; Certain Disclaimers

Section 11.1. Representations and Warranties of the Participants

(a) General Representations and Warranties.

Each Participant hereby represents and warrants to Syntroleum as follows:

(i) It is duly incorporated or formed, as applicable, and validly existing under the law of its jurisdiction of incorporation or formation, as applicable, and has full power and legal right to execute and deliver this Agreement and to perform and observe the provisions of this Agreement on its part to be performed or observed.

(ii) The execution, delivery and performance by it of this Agreement are within its corporate or trust powers, as applicable, have been duly authorized by all necessary action, corporate, trust or otherwise, and do not (i) contravene its charter or by-laws or any other organizational document or (ii) contravene any Applicable Law or any contractual restriction binding on or affecting it or (iii) require any approvals or permits from any Governmental Entities which have not been duly obtained.

(iii) This Agreement is its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof.

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(iv) No broker, finder or investment banker hired by it is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement which is payable by any other Party.

(b) Securities Law Related Representations and Warranties. To the extent this Agreement or any of the transactions contemplated herein or the rights granted herein are deemed securities or deemed to involve the offer or sale of securities, each Participant hereby represents and warrants to Syntroleum, as of the Effective Date, and as of each date it provides Funds, as follows:

(i) It is sophisticated and experienced, has made its own independent decision to enter into this Agreement and as to whether this Agreement and the transaction contemplated herein are appropriate and proper for it.

(ii) It recognizes the economic risks associated with, and the speculative nature of the transactions contemplated in, this Agreement, including with respect to the Commitment, the Venture Activities, and the Project(s), and has the ability to bear such economic risks, including the risk of losing the entire Commitment.

(iii) It is entering into this Agreement on its own behalf, not as a nominee or agent for some other Person, and not with a view to the public resale or distribution of any securities within the meaning of the United States Securities Act of 1933, as amended (the “Securities Act”), and, except for the limited purposes set forth in Section 2.1, the Participant has no present intention of selling, granting any participation in, or otherwise distributing the same and that in fulfilling its obligations in Section 2.1 to seek additional capital commitments, if any, it shall only contact Persons it knows to be Accredited Investors and it shall not solicit such Participants by means of any general solicitation or general advertising as such terms are defined by Applicable Law. It also represents that it has not been formed for the specific purpose of acquiring any securities or entering into this Agreement.

(iv) It acknowledges that no securities to be sold hereunder (“Securities”) have been registered under the Securities Act and that any such Securities are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the representations of the Participant contained in this Agreement.

(v) It believes that it has received all the information it considers necessary or appropriate for deciding whether to enter into this Agreement and to provide Funds to Syntroleum. It has had an opportunity to ask questions and receive answers from Syntroleum regarding the business, properties, prospects, and financial condition of Syntroleum, the existing and prospective Venture Activities and the existing and prospective Prospects, and to obtain additional information necessary to verify any information furnished to it or to which it has had access.

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(vi) It is an “Accredited Investor” within the meaning of Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect. It understands that any Securities are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired in a transaction not involving a public offering and that under the Securities Act, and applicable regulations under the Securities Act, such Securities may be resold without registration under the Securities Act only in certain limited circumstances.

(vii) Without in any way limiting the representations set forth above, it further agrees not to make any disposition of all or any portion of the Securities unless and until:

a. there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

b. it shall have notified Syntroleum of the proposed disposition and shall have furnished Syntroleum with a statement of the circumstances surrounding the proposed disposition, and, if reasonably requested by Syntroleum, it shall, at its expense or at the expense of its transferee, furnish Syntroleum with an opinion of counsel, reasonably satisfactory to Syntroleum, that such disposition shall not require registration of such Securities under the Securities Act.

(viii) It is understood that Syntroleum does not intend to issue certificates evidencing the Securities at this time, but if any such certificates are issued, they shall be legended with an appropriate legend, as reasonably determined by Syntroleum, setting forth the restrictions on transfer of such Securities and indicating the absence of registration of such Securities.

(ix) It acknowledges that it has not purchased the Securities as a result of any general solicitation or general advertising, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast or promotion over the internet, radio or television, or any seminar or meeting whose attendees were invited by general solicitation or general advertising.

(x) The offices in which it received any offer to purchase or subscribe for securities hereunder or in connection herewith, and where the its investment decision was made are located at the address or addresses set forth on Exhibit A hereto.

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Section 11.2. Representations and Warranties of Syntroleum. Syntroleum hereby represents and warrants to the Participants as follows:

(a) It is duly incorporated and validly existing under the law of its jurisdiction of incorporation and has full power and legal right to execute and deliver this Agreement and to perform and observe the provisions of this Agreement on its part to be performed or observed.

(b) The execution, delivery and performance by it of this Agreement are within its corporate power, as applicable, have been duly authorized by all necessary action, corporate or otherwise, and do not (i) contravene its charter or by-laws or any other organizational document or (ii) contravene any Applicable Law or any contractual restriction binding on or affecting it or (iii) require any approvals or permits from any Governmental Entities which have not been duly obtained.

(c) This Agreement is its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof.

(d) No broker, finder or investment banker hired by it is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement which is payable by any other Party.

Section 11.3. Certain Disclaimers. AS OF THE EFFECTIVE DATE, AND AS OF EACH DATE FUNDS ARE PROVIDED HEREUNDER, THE PARTIES ACKNOWLEDGE AND AGREE THAT NONE OF THE PARTIES HAS MADE, DOES NOT MAKE, AND EACH SUCH PARTY SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING:

(a) THE VALUE, NATURE, QUALITY OR CONDITION OF ANY OF THE PROJECTS INCLUDING, WITHOUT LIMITATION, THE GEOLOGICAL OR ENVIRONMENTAL CONDITION OF THE PROJECTS GENERALLY,

(b) THE VALUE, NATURE, QUALITY OR CONDITION OF THE TECHNOLOGY,

(c) THE INCOME TO BE DERIVED FROM THE PROJECTS AND THE VENTURE ACTIVITIES,

(d) THE SUITABILITY OF THE TECHNOLOGY FOR USE IN CONNECTION WITH ANY PROJECT, OR

(e) THE MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE TECHNOLOGY.

THE PARTIES ACKNOWLEDGE AND AGREE THAT EACH PARTY HAS HAD THE OPPORTUNITY TO EVALUATE THE TECHNOLOGY AND EACH PROJECT AND EACH PARTY IS

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RELYING SOLELY ON ITS OWN INVESTIGATION OF THE TECHNOLOGY AND SUCH PROJECT AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY THE OTHER PARTY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES.

NONE OF THE PARTIES IS LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE TECHNOLOGY OR ANY PROJECT FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PERSON.

THIS SECTION SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT. THE PROVISIONS OF THIS SECTION HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE PROJECTS OR THE TECHNOLOGY THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT.

ARTICLE 12 - Default

In addition to any other provisions of this Agreement relative to default, it is understood and agreed that if an Participant or Operator (the “Defaulting Party”) shall fail to materially perform any of the covenants or obligations imposed upon it under and by virtue of this Agreement, then the Operator, if an Participant is the Defaulting Party, or an Participant, if the Operator is the Defaulting Party (the “Non-Defaulting Party”) may, at its option, terminate this Agreement by proceeding as follows:

(a) the Non-Defaulting Party shall provide written notice to the other Parties stating specifically the cause for terminating this Agreement and declaring it to be the intention of the Non-Defaulting Party to terminate the same; whereupon the Defaulting Party shall have 30 Days for non-payment defaults, but only five Business Days for payment defaults, after its receipt of the aforesaid termination notice in which to remedy or remove the cause or causes stated in the notice for terminating the Agreement (the “Cure Period”), and,

(b) if within the applicable Cure Period the Defaulting Party does so remedy or remove said cause or causes, then such termination notice shall be withdrawn and this Agreement shall continue in full force and effect.

(c) If the Defaulting Party does not so remedy or remove the cause or causes within the Cure Period, then, at the option of the Non-Defaulting Party, except as otherwise set forth herein, this Agreement shall become null and void from and after the expiration of said Cure Period.

(d) If a non-payment default cannot be substantially cured within the Cure Period, but the Defaulting Party has commenced to remedy the cause(s) of default within

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the Cure Period and continues diligently pursuing such remedy after expiration of the Cure Period, then the Non-Defaulting Party may not terminate this Agreement until the earlier of:

(i) 90 Days after the date the Defaulting Party received the termination notice, or

(ii) any time that the Defaulting Party stops diligently pursuing a remedy of the default;

with the understanding that if the Defaulting Party remedies or removes the cause or causes stated in the termination notice prior to the times set forth in subclauses (i) and (ii) above, then the termination notice shall be withdrawn and this Agreement shall continue in full force and effect.

(e) Except as otherwise provided herein, any termination of this Agreement pursuant to the provisions of this Article 12 shall be without prejudice to the right of either Party to collect any amounts then due and owing to it under the provisions of this Agreement and without waiver of or prejudice to any remedy (legal, equitable or otherwise) to which the Non-Defaulting Party may be entitled for violation, default or breach of this Agreement.

ARTICLE 13 - Miscellaneous

Section 13.1. Notices. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes if (i) hand delivered, (ii) sent by a nationally recognized overnight courier or (iii) sent by telephone facsimile transmission (with prompt oral confirmation of receipt) as follows:

If to Operator:

Syntroleum International Corporation

c/o Syntroleum Corporation

4322 S. 49th W. Ave.

Tulsa, OK 74107

Attention: John B. Holmes, Jr., President and Chief Executive Officer

Facsimile: +1 (918) 592-7979

Telephone: +1 (918) 592-7900

Wire Transfer Information:

Syntroleum International Corporation

Bank of Oklahoma

Tulsa, Oklahoma

ABA Routing No.: XXXX XXXXX

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For credit to Syntroleum Corporation

Account No.: XXXXXXXXX

If to Dorset Group:

Dorset Group Corporation

2 Boulevard Georges-Favon

1204 Geneva

Facsimile: 0041 22 781 47 11

Telephone: 0041 22 328 28 15

Attention: Mr. Arturo Fasana, President

Wire Transfer Information:

SASI 12 East 49th Street, 41st Floor

USA – 10017 New York

Account No.: XXXXXXXX(CSFB Zurich)

For further credit to:

Dorset Group Corporation, Account No.: XXXXXXXX

Credit Suisse Genève

2 Place Bel Air, C.P. 500, 1211 Genève 70

Swift: XXXXXXXXXXXX

Clearing: XXXX

The date of giving of any such notice shall be the date of hand delivery, the date sent by telephone facsimile, and the day after delivery to the overnight courier service.

Section 13.2. Assignment.

(a) This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign this Agreement or any right or obligation under this Agreement, in whole or in part, without the prior written consent of the other Party; provided that, the Parties recognize and agree that the addition of an Additional Participant to this Agreement in accordance with Section 13.9 shall not constitute an assignment. No assignment permitted or consented to according to this Section 13.2 shall relieve the assigning Party of responsibility or liability for any obligation or liability under this Agreement. Any purported assignment in contravention of this Section 13.2(a) shall be void.

(b) The Parties acknowledge and agree that for purposes this Agreement, any Change-in-Control of any Party constitutes an assignment for purposes of this Agreement and shall be subject to the restrictions set forth in Section 13.2(a); provided that a Change-in-Control of a publicly-traded Person shall not be deemed to constitute, or otherwise result in, an assignment for purposes of this Agreement.

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(c) If, following a Change-in-Control of one Party hereunder, a Party wants to terminate its participation under this Agreement, then:

(i) if the Party seeking to terminate is an Participant, the Operator and such Participant shall enter into good faith negotiations with each other regarding an appropriate settlement of all ongoing obligations to such Participant at such time and shall terminate the participation of such Participant under this Agreement; and

(ii) if the Party seeking to terminate is the Operator, all Parties shall enter into good faith negotiations with each other regarding an appropriate settlement of all ongoing obligations between all the Parties at such time and shall terminate this Agreement.

Section 13.3. No Rights Given to Third Parties. This Agreement is intended solely for the benefit of the Parties and nothing in this Agreement shall be construed to create any duty to, any standard of care with reference to, or any liability to, any Person not a party to this Agreement, except for Indemnified Persons’ rights to indemnification under Article 7; provided that, the Parties reserve the power to amend or terminate this Agreement without the consent of any such Indemnified Persons.

Section 13.4. Amendments and Waivers. This Agreement may be amended or modified, and compliance with the terms of this Agreement may be waived, only by means of a written instrument signed by or on behalf of the Parties hereto. No waiver by any Party of any breach of this Agreement shall be construed as a waiver of any other breach of this Agreement.

Section 13.5. Severability. If any provision of this Agreement is held invalid, illegal, or unenforceable, all other provisions shall not be affected. With respect to the provision held invalid, illegal, or unenforceable, the Parties shall amend this Agreement as necessary to effect the Parties’ original intent as closely as possible.

Section 13.6. Headings. The descriptive headings contained in this Agreement are for the convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 13.7. Governing Law. SUBJECT TO SECTION 13.8, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF TEXAS, EXCLUDING THE APPLICATION OF ANY CHOICE OF LAW RULES OR PRINCIPLES (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD RESULT IN THE APPLICATION OF LAWS OF A DIFFERENT JURISDICTION.

Section 13.8. Dispute Resolution

(a) Submission to Arbitration. Any dispute, controversy, or claim arising out of or in relation to or in connection with this Agreement or the transactions contemplated hereunder, including without limitation any dispute as to the construction, validity, interpretation, enforceability, or breach of this Agreement, shall be exclusively and finally

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settled by arbitration in accordance with the terms of this Section 13.8. Any Party may submit such a dispute, controversy, or claim to arbitration by written notice to the other Parties.

(i) The arbitration proceedings shall be conducted in accordance with the Rules of the LCIA, as amended from time to time (the “Rules”).

(ii) Any procedural issues not determined under the Rules shall be determined by reference to the governing law set forth in Section 13.7.

(b) Location. The location of the arbitration shall be London, England.

(c) Language. The language of the arbitration shall be English, and the arbitrators shall be fluent in English.

(d) Appointment of Arbitrators.

(i) The arbitration shall be heard by three arbitrators appointed by the LCIA in accordance with the Rules provided that each arbitrator shall have at least 10 years experience in the oil and gas industry.

(ii) If an arbitrator should die, withdraw, or otherwise become incapable of serving, or refuse to serve, a successor arbitrator shall be selected and appointed in the same manner as the original arbitrator.

(e) Costs of Arbitration. The costs of the arbitration proceedings, including attorneys’ fees and costs, shall be borne in the manner determined by the arbitral tribunal.

(f) Arbitrator’s Decisions.

(i) All decisions and awards by the arbitral tribunal shall be made by majority vote. The decision of the majority of the arbitrators shall be reduced to writing; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues, or accountings presented to the arbitrators; made and promptly paid in U.S. dollars free of any tax, deduction, or offset; and any costs or fees incident to enforcing the award shall, to the maximum extent permitted by Applicable Law, be charged against the Party resisting such enforcement.

(ii) The award shall include reasonable interest as determined by the arbitral tribunal.

(iii) Judgment upon the award may be entered in any court having jurisdiction over the Person or the assets of the Party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

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(g) Absence of a Party. The arbitration shall proceed in the absence of a Party who, after due notice, fails to answer or appear. An award shall not be made solely on the default of a Party, but the arbitrators shall require the Party who is present to submit such evidence as the arbitrators may determine is reasonably required to make an award.

(h) Interim Measures. The arbitrators may, on application of either Party, order any interim or conservatory measure that they deem appropriate, including without limitation orders requiring the furnishing of security or guaranties and orders requiring the preservation or storage of any thing or right under the control of a Party and relating to the subject matter of the arbitration. In addition, either Party may apply to any court or other judicial authority having jurisdiction for interim or conservatory measures approved by the arbitrators. The application of a Party to a judicial authority for any such measures or for the enforcement of any such measures ordered by the arbitrators shall not be deemed to be a violation of or a waiver of this agreement to arbitrate.

(i) Attorney-Client Privilege. Privileges protecting attorney-client communications and attorney work product from compelled disclosure or use in evidence, as recognized by the laws governing each Party’s relationship with its counsel, shall apply to and be binding in any arbitration proceeding conducted under this Section 13.8.

(j) Confidentiality. This arbitration process is intended to resolve a private dispute. Each Party agrees to maintain the confidentiality of the arbitration proceedings, including, without limitation, the award, and of documents, data or other information disclosed by the other Party, as applicable, in connection with the arbitration, except such disclosures as would be permitted under the terms of Section 9.2, mutatis mutandis. Upon the motion of either Party, for good cause shown, the arbitrators may make any order which they deem necessary to protect the moving Party from the disclosure of confidential, privileged or proprietary business information in connection with the arbitration proceedings, including (i) requiring that depositions or hearings be conducted with no one present except Persons designated by the arbitrators and (ii) requiring that depositions, exhibits or other documents submitted into evidence, or transcripts of the hearing, be sealed and not be disclosed except as expressly authorized by the arbitrators. Unless otherwise agreed by the Parties in writing, the arbitral tribunal and any administering arbitral institution shall also maintain the confidentiality of all matters relating to the arbitration, including, without limitation, the award.

(k) Expedited Arbitration. Notwithstanding any other provision contained in this Section 13.8 or the Rules, in the case of a dispute the value of which is less than $500,000, the Parties agree to expedite the arbitration procedures in accordance with the following:

(i) the dispute shall be decided by a sole arbitrator;

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(ii) the arbitrator shall have the sole discretion to set the timing and method of communicating notices, documents, necessary pleadings, and correspondence supporting the arbitration;

(iii) the arbitrator shall, as soon as practicable following his appointment, identify the issues to be determined, and shall request each Party to address only those issues in its submissions and in evidence presented in the arbitration;

(iv) without limiting in the generality of the foregoing, the arbitrator may dispense with the requirement of formal pleadings;

(v) the arbitrator may in his sole discretion limit the length of written briefs or memoranda submitted in arbitration;

(vi) the arbitrator shall determine, after consultation with the Parties, the extent to which direct witness testimony shall be presented, and whether such testimony should be presented in written form prior to the hearing, and shall determine in his or her sole discretion the total time for the examination of witnesses (if necessary) and the equal amount of time that will be allocated to each Party for the presentation of its position, including, without limitation, opening and closing statements; and

(vii) the arbitrator shall not extend, but may reduce, the time limits prescribed by the Rules otherwise governing the arbitration.

(l) Conduct During Pendency of Dispute. Except as otherwise permitted by the terms of the Agreement, neither Party shall be entitled to suspend performance of its obligations under the Agreement by reason of a dispute being referred to arbitration.

Section 13.9. Joinder. The Parties recognize and agree that each Additional Participant shall be required to enter into a joinder agreement with Operator, in form and substance reasonably acceptable to Operator, pursuant to which such Additional Participant agrees to be bound by the terms and provisions of this Agreement as an Participant.

Section 13.10. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Each Party agrees to accept the facsimile signature of the other Party and to be bound by its own facsimile signature; with the understanding that the Parties shall subsequently exchange original signatures.

Section 13.11. Entire Agreement. This Agreement is the Parties’ complete and final expression of agreement on the matters addressed in this Agreement and supersedes all prior agreements, representations, understandings, negotiations, offers and communications, whether oral or written.

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Section 13.12. Interpretation. This Agreement was negotiated and prepared by the Parties with advice of counsel to the extent deemed necessary by each Party, was not prepared by any Party to the exclusion of the other, and accordingly, should not be construed against either Party by reason of its preparation. In this Agreement:

(a) Where the context requires, the singular includes the plural and vice versa.

(b) The words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.”

(c) Unless the context otherwise indicates, references in this Agreement to articles or sections are references, respectively, to articles or sections of this Agreement.

(d) All references in this Agreement to contracts, agreements and other documents shall be deemed to refer to such contracts, agreements and other documents as amended, modified and supplemented from time to time.

(e) The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import shall, unless otherwise expressly specified, refer to this Agreement as a whole and not to any particular portion or provision of this Agreement.

(f) All references to any applicable law are a reference to such Applicable Law as amended, modified or re-enacted from time to time and any replacements thereof.

(g) All sums to be paid hereunder shall be paid in, and all references to money herein refer to, immediately available currency of the United States.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

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Executed and effective as of the Effective Date.

DORSET GROUP CORPORATION

Name:	Arturo Fasana
Title:	President

SYNTROLEUM INTERNATIONAL CORPORATION

Name:	John B. Holmes, Jr.
Title:	President & Chief Executive Officer

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EXHIBIT A

“PARTICIPANTS’ OFFICE ADDRESSES”

(1)	Dorset Group Corporation

2 Boulevard Georges-Favon

1204 Geneva

Facsimile: 0041 22 781 47 11

Telephone: 0041 22 328 28 15

Attention: Mr. Arturo Fasana, President